As filed with the Securities and Exchange Commission on July 30, 2015

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GARMIN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	98-0229227
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Mühlentalstrasse 2 8200 Schaffhausen Switzerland	N/A
(Address of principal executive offices)	(Zip Code)

Garmin Ltd. Employee Stock Purchase Plan, as Amended and Restated on June 5, 2015

(Full title of the plan)

Andrew R. Etkind, Esq.

c/o Garmin International, Inc.

1200 East 151st Street

Olathe, Kansas 66062

(Name and address of agent for service)

(913) 397-8200

(Telephone number, including area code, of agent for service)

Copy to:

Victoria R. Westerhaus

Stinson Leonard Street LLP

1201 Walnut Street

Kansas City, Missouri 64106

(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Registered Shares, par value CHF 10.00 per share	2,000,000	(1)	$35.90	(2)	$71,800,000	(2)	$8,343.16	(2)

(1)	This registration statement relates to additional shares of Garmin Ltd. Registered Shares, par value CHF 10.00 per share (the "Registered Shares"), to be registered under the Garmin Ltd. Employee Stock Purchase Plan, as Amended and Restated on June 5, 2015 (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers any additional shares of Registered Shares that may be offered or issued under the Plan due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2)	The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon 85% (see explanation in following sentence) of the average of the high and low prices of the Registered Shares as reported on the NASDAQ Global Select Market on July 27, 2015, because the price at which the shares may be purchased under the Plan in the future is not currently determinable. Pursuant to the Plan, which is incorporated by reference herein, the purchase price of a Registered Share will be the lesser of (i) 85% of the fair market value (as defined in the Plan) of a Registered Share on the first trading day of the applicable accumulation period, or (ii) 85% of the fair market value of such share on the last day of the accumulation period.

EXPLANATORY NOTE

This registration statement is being filed by Garmin Ltd., a Swiss corporation (the "Company"), to register an additional 2,000,000 shares of the Company’s Registered Shares, par value CHF 10.00 per share (the “Registered Shares”), which are available for issuance under the Garmin Ltd. Employee Stock Purchase Plan, as Amended and Restated on June 5, 2015 (the “Plan”).

Pursuant to General Instruction E to Form S-8, the Company hereby incorporates by reference into this registration statement the entire contents of, including all documents incorporated by reference or deemed incorporated by reference into, its registration statement on Form S-8 (File No. 333-51470) filed with the Securities and Exchange Commission (the "Commission") on December 8, 2000, and Post-Effective Amendment No. 1 filed with the Commission on June 28, 2010, with respect to the Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Although this area of law is unsettled in Switzerland, the Company believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, the Company may indemnify the members of its board of directors and its officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the member of the board of directors or officer concerned. The Company’s articles of association make indemnification of members of the board of directors and officers and advancement of expenses to defend claims against members of the board of directors and officers mandatory on the part of the Company to the fullest extent allowed by Swiss law. Swiss law permits, and the Company's articles of association authorize, the Company, or each member of the board of directors or officer individually, to purchase and maintain insurance on behalf of such members of the board of directors and officers. The Company has obtained such insurance from one or more third party insurers.

Item 8. Exhibits

Exhibit Number	Description

3.1	Articles of Association of Garmin Ltd., as amended and restated on June 6, 2014 (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed on July 29, 2015, and incorporated herein by reference)

5.1	Opinion of Homburger AG, Swiss counsel to the registrant, regarding the legality of the securities being registered

23.1	Consent of Ernst & Young LLP

23.2	Consent of Homburger AG (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Garmin Ltd. Employee Stock Purchase Plan, as Amended and Restated on June 5, 2015 (filed as Exhibit 10.1 to the Company's Form 8-K filed on June 8, 2015 and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on July 30, 2015.

GARMIN LTD.

By:	/s/ Clifton A. Pemble
Clifton A. Pemble
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Clifton A. Pemble, Douglas G. Boessen and Andrew R. Etkind and each of them, the undersigned's true and lawful attorneys-in-fact and agents with full power of substitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clifton A. Pemble	President and Chief Executive Officer and Director	July 30, 2015
Clifton A. Pemble	(principal executive officer)

/s/ Douglas G. Boessen	Chief Financial Officer and Treasurer (principal	July 30, 2015
Douglas G. Boessen	accounting and financial officer)

/s/ Donald H. Eller	Director	July 30, 2015
Donald H. Eller

/s/ Joseph J. Hartnett	Director	July 30, 2015
Joseph J. Hartnett

/s/ Min H. Kao	Director	July 30, 2015
Dr. Min H. Kao

/s/ Charles W. Peffer	Director	July 30, 2015
Charles W. Peffer

/s/ Thomas P. Poberezny	Director	July 30, 2015
Thomas P. Poberezny

Exhibit Index

Exhibit Number	Description

3.1	Articles of Association of Garmin Ltd., as amended and restated on June 6, 2014 (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed on July 29, 2015, and incorporated herein by reference)

5.1	Opinion of Homburger AG, Swiss counsel to the registrant, regarding the legality of the securities being registered

23.1	Consent of Ernst & Young LLP

23.2	Consent of Homburger AG (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Garmin Ltd. Employee Stock Purchase Plan, as Amended and Restated on June 5, 2015 (filed as Exhibit 10.1 to the Company's Form 8-K filed on June 8, 2015 and incorporated herein by reference)